UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2003

Nexstar Finance, L.L.C.

Nexstar Finance, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-62916	23-3063155 23-3063152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

As used in this Current Report on Form 8-K, unless the context indicates otherwise, “Nexstar” and “we,” “us,” “our,” refer to Nexstar Finance Holdings, L.L.C. and its consolidated subsidiaries including Nexstar Finance Holdings, Inc., Nexstar Finance, L.L.C. and Nexstar Finance, Inc.

Item 9.    Regulation FD Disclosure

On December 30, 2002, we entered into an agreement with Morris Network, Inc. and two of its subsidiaries to purchase the stock of the companies that own KARK, the NBC affiliate in Little Rock, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. The purchase price of the stock is $90.0 million. Pursuant to the terms of the purchase agreement, we have made a deposit of $40.0 million on the purchase price. Pending the closing of the acquisition, which is scheduled to occur on July 31, 2003, we are programming most of KARK’s and WDHN’s broadcast time and selling the stations’ advertising time in exchange for the advertising revenue generated by the stations, pursuant to time brokerage agreements with the subsidiaries of Morris Network, Inc.

Set forth below are unaudited pro forma condensed consolidated financial statements of Nexstar Finance Holdings, L.L.C., which give effect to the acquisition of KARK and WDHN and related financing transactions, and the historical financial statements of United Broadcasting Corporation, its subsidiary KARK-TV, Inc. and Morris Network of Alabama, Inc., which own KARK and WDHN.

NEXSTAR FINANCE HOLDINGS, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The tables on the following pages have been prepared by Nexstar and are based on the historical financial statements of Nexstar Finance Holdings, L.L.C. and United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc., or KARK/WDHN, and the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2002 give effect to the acquisition of KARK and WDHN and related financing transactions, including the issuance by Nexstar of $130.0 million principal amount at maturity of 11 3/8% Senior Discount Notes due 2013, as if each transaction occurred on January 1, 2002. The unaudited pro forma balance sheet data gives effect to the acquisition of KARK and WDHN and related financing transactions, including the issuance by Nexstar of $130.0 million principal amount at maturity of 11 3/8% Senior Discount Notes due 2013, as if each transaction had occurred on December 31, 2002.

The pro forma combined consolidated financial data do not purport to represent what our results of operations or financial position actually would have been if the acquisitions and financing transactions had occurred as of the date indicated or what our results of operations or financial position will be for future periods. The pro forma condensed consolidated financial data combines the Statement of Operations of Nexstar and the Statement of Operations for the year ended September 30, 2002 of KARK and WDHN. The pro forma condensed consolidated financial data does not include (a) the results of operation in the fourth quarter of calendar year 2002 of KARK and WDHN, which are greater than the corresponding period in the prior year due to election coverage and (b) anticipated synergies.

Prior to the acquisition by us, KARK/WDHN operated as wholly owned subsidiaries of Morris Network, Inc., a wholly owned subsidiary of Morris Multimedia, Inc. The historical carve-out financial data presented on the following pages reflect periods during which KARK/WDHN did not operate as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if KARK/WDHN had operated as a separate independent company, and are not necessarily indicative of the future results of operations or financial position of KARK/WDHN.

NEXSTAR FINANCE HOLDINGS, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Nexstar(1) as of December 31, 2002	KARK/WDHN(2) as of September 30, 2002	Pro Forma Adjustments		Unaudited Pro Forma Nexstar
Current Assets
Cash and cash equivalents	$19,879	$32	$25,000	(4c)
			(40,000	)(3b)
			24,829	(4d)
			(4,603	)(4e)
			74,675	(4a)
			(2,200	)(4b)
			(49,950	)(3c)	$47,662
Accounts receivable, net	26,065	3,304	—		29,369
Current portion of broadcast rights	10,357	353	—		10,710
Other current assets	1,048	177	—		1,225

Total current assets	57,349	3,866	27,751		88,966
Property and equipment, net	54,612	4,740			59,352
Broadcast rights	3,392	300			3,692
Intangible assets, net	281,695	23,548	82,893	(3f)
			2,200	(4b)
			4,603	(4e)	394,939

Other assets	4,270		(50	)(3a)	4,220

Total assets	$401,318	$32,454	$117,397		$551,169

Current Liabilities
Accounts payable and accrued expenses	$9,624	$1,225	$—		$10,849
Current portion of broadcast rights payable	10,581	378	—		10,959
Current portion of senior credit facility	2,567	—	—		2,567
Other current liabilities	5,459	—	—		5,459
Payable to the Parent	—	18,239	(18,239	)(3e)	—

Total current liabilities	28,231	19,842	(18,239)		29,834
Senior credit facilities	134,089	—	25,000	(4c)
			24,829	(4d)	183,918

Senior subordinated notes	158,854	—	—		158,854
Senior discount notes	24,507	—	—		24,507
New Senior discount notes	—	—	74,675	(4a)	74,675
Broadcast rights payable	3,732	300	—		4,032
Other liabilities	13,703	3,597	19,847	(3g)	37,147

Total liabilities	363,116	23,739	126,112		512,967
Member’s interest
Contributed capital	153,324	26	(26	)(3d)	153,324
Retained earnings (accumulated deficit)	(115,122)	8,689	(8,689	)(3d)	(115,122)
Accumulated other comprehensive loss	—	—	—		—

Total member’s interest	38,202	8,715	(8,715)		38,202

Total liabilities and member’s interest	$401,318	$32,454	$117,397		$551,169

See notes to unaudited pro forma condensed consolidated balance sheet.

NEXSTAR FINANCE HOLDINGS, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2002

(1)	Represents the consolidated balance sheet of Nexstar Finance Holdings, L.L.C., at December 31, 2002.
(2)	Represents the combined balance sheet of United Broadcasting Corporation and subsidiary KARK-TV, Inc. and Morris Network of Alabama, Inc., at September 30, 2002. (WDHN).
(3)	To record the effect of Nexstar’s probable acquisition of KARK/WDHN and the related financing as if it had occurred on January 1, 2002.
(a)	Cash deposit paid to seller		$50
(b)	Cash paid on January 31, 2003		40,000
(c)	Cash to be paid at closing		49,950

	Total purchase price		$90,000

(d)	Historical net book value		$8,715
(e)	Eliminate net liabilities not assumed (1)		(18,239)

	Historical book value of net assets and liabilities acquired		$26,954
(f)	Estimated value of intangible assets in excess of historical net book value
	Goodwill (indefinite life)	$58,441
	FCC license (indefinite life)	17,000
	Network affiliation (estimated useful life of 15 years)	29,000
	Other intangibles (average estimated useful life of 1 year)	2,000

	Estimated value of intangible assets	106,441
	Estimated historical value of intangible assets	(23,548)

	Estimated value of intangible assets in excess of historical net book value		82,893
(g)	Estimated Deferred tax liability		(19,847)

	Fair value of KARK/WDHN		$90,000

(4a)	To record proceeds relating to the offering	$74,675
(4b)	To pay fees relating to the offering	$2,200
(4c)	To record additional borrowings under the senior credit facilities	$25,000
(4d)	To record proceeds from the new senior credit facilities	$24,829
(4e)	To pay fees relating to the new senior credit facilities	$4,603

(1)	Net liabilities not assumed are the intercompany liabilities relating to KARK/WDHN

NEXSTAR FINANCE HOLDINGS, L.L.C.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Nexstar (1)	KARK/WDHN (2)	Pro Forma Adjustments		Unaudited Pro Forma Nexstar
Statement of Operations Data:
Net broadcast revenue	$123,137	$17,484	$—		$140,621
Trade and barter revenue	10,702	834	—		11,536

Total net revenue	133,839	18,318	—		152,157
Operating costs and expenses
Direct operating expenses	35,147	5,487	—		40,634
Management fees	—	3,112			3,112
Selling, general and administrative	35,823	4,909	—		40,732
Amortization of program rights	14,776	—	—		14,776
Depreciation and amortization	26,657	2,018	2,980	(3)	31,655

Income from operations	21,436	2,792	(2,980)		21,248
Interest expense	38,941	—	1,250	(4)
			1,241	(5)
			9,064	(6)	50,496
Interest income	(150)	—	—		(150)
Other expense	2,356	—	—		2,356

Income (loss) before provision (benefit) for income taxes	(19,711)	2,792	(14,535)		(31,454)
(Provision) benefit for income taxes	334	(1,365)	4,666	(7)	3,635

Income (Loss) before cumulative effect of change in accounting principle	$(19,377)	$1,427	$(9,869)		$(27,819)

See notes to unaudited pro forma condensed consolidated statement of operations.

NEXSTAR FINANCE HOLDINGS, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(1)	Includes the audited consolidated statement of operations of Nexstar Finance Holdings, L.L.C. for the year ended ended December 31, 2002

(2)	Includes the combined income statement of United Broadcasting Corporation, KARK-TV, Inc. and Morris Network of Alabama, Inc., for the year ended September 30, 2002.

(3)	To record adjustment to amortization due to the estimated valuation of acquired intangible assets
	Goodwill	$—
	FCC license	—
	Network affiliation	1,933
	Other intangibles	2,000

	Pro forma amortization	$3,933
	Historical amortization	(953)
	Pro forma adjustment	$2,980

(4)	To record interest expense relating to Nexstar’s purchase of KARK/WDHN for $90,000 which was financed partly in the amount of $25,000 through Nexstar’s senior credit facility (assuming a rate of 5%)(1)	$1,250

	(1) If the assumed rate on the senior credit facilities increased by 0.125% total pro forma interest expense would increase by $31.

(5)	To record interest expense relating to an additional borrowing of $24,829 under the new senior credit facilities (assuming a rate of 5%)(1)	$1,241

	(1) If the assumed rate on the senior credit facilities increased by 0.125% total pro forma interest expense would increase by $31.

(6)	To record the pro forma interest expense relating to the offering of the senior discount notes (assuming rate of 12.138%)	$9,064

(7)	To record an income tax adjustment of $4,666 required to effect a pro forma income tax benefit based on Nexstar Finance Holdings, L.L.C.’s historical tax provision using historical amounts and the direct tax effect of the pro forma transactions.	$4,666

FINANCIAL STATEMENTS
OF UNITED BROADCASTING CORPORATION AND SUBSIDIARY
AND MORRIS NETWORK OF ALABAMA, INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Morris Multimedia, Inc.:

We have audited the accompanying combined balance sheet of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc. wholly owned subsidiaries of Morris Network, Inc., as of September 30, 2002 and the related combined statements of income, stockholder’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc., as of September 30, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/    KPMG LLP

Jacksonville, Florida

March 17, 2003

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED BALANCE SHEETS

September 30, 2002 and December 31, 2002 (unaudited)

(in thousands)

	September 30, 2002	December 31, 2002
		(unaudited)
Assets
Current assets:
Cash	$32	$5
Accounts receivable, less allowance for doubtful accounts of $119 and $129 at September 30, 2002 and December 31, 2002, respectively	3,304	3,193
Program rights	353	348
Deferred income taxes	69	73
Other current assets	108	99

Total current assets	3,866	3,718
Property and equipment, net	4,740	4,838
Program rights	300	233
Goodwill, net	18,462	18,462
FCC licenses and network affiliations, net	5,086	5,086

Total assets	$32,454	$32,337

Liabilities and Stockholder’s Equity
Current liabilities:
Payable to Parent	$18,239	$17,036
Current portion of program rights payable	378	373
Accrued salaries and wages	414	531
Accrued expenses and other	811	773

Total current liabilities	19,842	18,713

Program rights payable	300	233
Deferred revenue	506	496
Deferred compensation	913	938
Deferred income taxes	2,178	2,145

Commitments and contingencies (notes 5, 7, 8, and 9)
Stockholder's equity:
Common stock	10	10
Paid in capital	16	16
Retained earnings	8,689	9,786

Total stockholder’s equity	8,715	9,812

Total liabilities and stockholder’s equity	$32,454	$32,337

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENTS OF INCOME

Year ended September 30, 2002 and three month period ended

December 31, 2002 (unaudited)

(in thousands)

	Year ended September 30, 2002	Three month period ended December 31, 2002

		(unaudited)
Broadcast revenue	$20,727	$6,351
Barter revenue	834	208
Less commissions	(3,243)	(1,007)

Net revenue	18,318	5,552

Costs and expenses of operations:
Direct operating expenses	4,653	1,241
Selling, general and administrative	4,909	1,166
Barter expense	834	208
Management fees	3,112	904
Depreciation	1,065	216
Amortization	953	—

Total costs and expenses of operations:	15,526	3,735

Earnings before income taxes	2,792	1,817

Income taxes:
Current	1,354	757
Deferred	11	(37)

	1,365	720

Net income	$1,427	1,097

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF STOCKHOLDER’S EQUITY

Year ended September 30, 2002

(in thousands)

	Common stock	Additional paid-in capital	Retained earnings	Total
September 30, 2001	$10	$16	$7,262	$7,288
Net income	—	—	1,427	1,427

September 30, 2002	$10	$16	$8,689	$8,715

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

COMBINED STATEMENT OF CASH FLOWS

Year ended September 30, 2002 and three month period ended

December 31, 2002 (unaudited)

(in thousands)

	Year ended September 30, 2002	Three month period ended December 31, 2002
		(unaudited)
Operating activities:
Net income	$1,427	$1,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,065	210
Amortization	953	—
Provision for doubtful accounts	78	10
Loss on sale of property and equipment	79	—
Deferred income tax provision (benefit)	11	(37)
Changes in operating assets and liabilities:
Accounts receivable	(418)	101
Other current assets	(30)	9
Accrued salaries and wages	98	117
Accrued expenses and other	611	(38)
Deferred revenue	339	(10)
Deferred compensation	100	25

Net cash provided by operating activities	4,313	1,484

Investing activities:
Purchases of property and equipment	(2,627)	(308)
Proceeds from sale of property and equipment	3	—

Net cash used in investing activities	(2,624)	(308)

Financing activities—
Payments to Parent, net	(1,673)	(1,203)

Net increase (decrease) in cash	16	(27)
Cash, beginning of period	16	32

Cash, end of period	$32	$5

Supplemental cash flow disclosures:
Cash paid:
Income taxes paid	$1,354	$757

See accompanying notes to combined financial statements.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

September 30, 2002

(amounts in thousands, except per share data)

(1)  Summary of Significant Accounting Policies

(a)  Description of Business

United Broadcasting Corporation (an Arkansas Corporation), KARK-TV, Inc. (an Arkansas Corporation) and Morris Network of Alabama, Inc. (an Alabama Corporation) (the Companies) operate broadcast television stations consisting of the VHF Channel 4 NBC affiliate in Little Rock, Arkansas and the UHF Channel 18 ABC affiliate in Dothan, Alabama. KARK-TV, Inc., is a wholly owned subsidiary of United Broadcasting Corporation. United Broadcasting Corporation and Morris Network of Alabama are wholly-owned subsidiaries of Morris Network, Inc., a wholly-owned subsidiary of Morris Multimedia, Inc. (Parent).

(b)  Principles of Combination

The combined financial statements include all the accounts of the Companies. All significant intercompany balances and transactions have been eliminated in combination.

(c)  Revenue Recognition

The Companies operate in the broadcast industry. Revenue is primarily generated from the sale of television advertising time. Advertising revenue is billed to the customer and recognized when the advertisement is aired.

(d) Trade and Barter Transactions

The Company barters advertising time for certain program rights. These transactions are recorded at management’s estimate of the fair value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is recognized as the related spots are aired and the program contract rights are amortized based on the number of showings.

(e)  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f)  Program Rights

Program rights represent amounts paid or payable, to program suppliers for the limited right to broadcast the supplier’s programming and are recorded when available for use. Program rights are stated at the lower of unamortized cost or net realizable value. The assets and liabilities arising from program rights are recorded at cost with amortization, which is based on the number of showings, primarily equaling payments.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

(g)  Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

Buildings	40 years
Machinery and equipment	3 to 15 years
Furniture and fixtures	8 years
Leasehold improvements	Shorter of useful life or term of lease

(h)  Impairment of Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles of an entity be reviewed for impairment. If circumstances suggest that their values may be impaired, an assessment of recoverability is performed prior to any write-down of the assets. In performing the review for recoverability, the Companies estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. As of September 30, 2002, the Companies do not believe that any assets which are subject to SFAS No. 121 are impaired.

(i)  Intangible Assets

Goodwill

Cost in excess of the fair value of net assets acquired has been recorded as goodwill and is being amortized on a straight-line basis over 40 years.

FCC Licenses and Network Affiliations

These assets represent the assigned value of FCC licenses and the affiliations between KARK-TV and NBC and WDHN-TV and ABC and are being amortized over 40 years.

(j)  Income Taxes

Income taxes of the Companies are calculated on a separate company basis and are recorded under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes federal and state taxes currently payable and deferred taxes arising from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

(k)  Concentration of Credit Risk

Financial instruments, which potentially subject the Companies to concentrations of credit risk, consist primarily of accounts and notes receivable. Concentrations of credit risk with respect to accounts and notes receivable are limited due to the Company’s large number of customers operating in different industries

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

throughout the Companies’ markets in Arkansas and Alabama, as well as throughout the country for national advertising. The Companies extend credit to its customers based on an evaluation of each customer’s financial condition and credit history and generally does not require collateral for accounts receivable. Management records an allowance for doubtful accounts to provide for estimated possible losses.

At September 30, 2002 approximately 29.0% of KARK-TV, Inc.’s gross accounts receivable related to customers serving the automobile and light truck industry.

(l)  Financial Instruments

Under SFAS No. 107, Fair Value Disclosures About Financial Instruments, the Company is required to disclose the fair value of financial instruments, including off-balance sheet financial instruments, when fair value can be reasonably estimated. In the opinion of management, the carrying amounts of the Company’s financial instruments, including cash, accounts receivable, accounts payable and due to Parent approximate fair values at September 30, 2002.

(m)  Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangibles, which requires, among other things, the discontinuance of goodwill amortization and includes provisions for reassessment of the useful lives of existing intangibles and the identification of reporting units for purposes of assessing future impairments of goodwill. SFAS No. 142 also requires the Companies to complete a two-step transitional goodwill impairment test, with the first step to be completed six months from the adoption date and the second completed no later than the end of the year of initial application. The Companies adopted SFAS No. 142 effective October 1, 2002. If the Companies had adopted SFAS No. 142 at the beginning of fiscal 2002, $953 of amortization would have been eliminated from the combined statement of income.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Companies are required to adopt SFAS No. 144 on October 1, 2002. The Companies do not expect adoption of this statement to have a material effect on the consolidated financial statements.

In November 2002, the FSAB issued interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 introduces new disclosure and liability recognition requirements for guarantees of debt that fall within its scope. The Companies have not yet determined the impact of FIN 45 on their financial position or results of operations.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

(2)  Property and Equipment

Property and equipment consists of the following as of September 30, 2002:

Land	$349
Buildings and improvements	1,235
Machinery and equipment	9,316
Furniture and fixtures	525

11,425
Less accumulated depreciation	(6,685)

Property and equipment, net	$4,740

(3)  Intangible Assets

Goodwill of $18,462 is net of accumulated amortization of $10,741 as of September 30, 2002. FCC licenses and network affiliations of $5,086 are net of accumulated amortization of $2,961 as of September 30, 2002.

(4)  Income Taxes

Income tax expense for the year ended September 30, 2002 consists of:

U.S. Federal	$1,133
State	232

$1,365

The Company’s income tax expense differs from income taxes computed at statutory rates primarily as a result of amortization of intangibles, which is not deductible for federal income tax purposes. A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate follows for the year ended September 30, 2002:

Tax provision at U.S. statutory rate	34.0%
Increase in income:
State income taxes, net of federal benefit	5.4
Nondeductible amortization	9.1
Other	0.4

Effective tax rate	48.9%

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

Deferred income taxes for fiscal 2002 reflects the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences that create deferred tax assets and liabilities as of September 30, 2002 are detailed below:

Deferred tax assets:
Allowance for doubtful accounts	$45
Deferred compensation	390
Other, net	24

Total deferred tax assets	459

Deferred tax liabilities:
Tax over book depreciation	$668
Tax over book amortization	910
Book basis in excess of tax basis for property and equipment arising from acquisitions	990

Total deferred tax liabilities	2,568

Net deferred tax liabilities	$2,109

No valuation allowance has been recorded because the Companies believe the results of future operations will generate sufficient taxable income to realized the deferred tax assets.

(5)  Commitments and Contingencies

(a)  Operating Lease Commitments

The Companies lease certain real estate, machinery, and equipment under operating leases with various expiration dates. Rental expense under such agreements approximated $520 for the year ended September 30, 2002.

Minimum future lease payments under these operating leases at September 30, 2002 are as follows:

2003	$518
2004	506
2005	501
2006	491
2007	492

$2,508

(b)  Barter Commitments

The Companies have commitments consistent with levels in 2002 to exchange advertising time for certain programming rights through 2005.

(c)  Guarantees

The Companies are guarantors of the Parent’s $45 million revolving credit facility and $40 million term note with seven banks, which have an aggregate outstanding balance of $44 million at September 30, 2002. In addition, 100% of the Companies outstanding common stock is pledged as security on these credit facilities.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

(d)  Legal Proceedings

In August 2002, KARK-TV, Inc. was named in a lawsuit brought by the former lessor (the Claimant) of a building occupied by the station under a sublease that expired during 2002. The claim alleges that KARK-TV is responsible for repairs, renovation, asbestos, and mold abatement expenses required under the “good condition” clause of the sublease for the space occupied. In addition, the Claimant alleges additional required repairs and maintenance in the leased space not occupied by the subsidiary. With the exception of certain facility improvements that KARK-TV has agreed to and has a $211 reserve to cover, KARK-TV denies responsibility for the other assertions of the Claimant, as the building was otherwise returned to the lessor under the “normal wear and tear” provisions of the sublease. The total alleged claim has not been asserted, but the amount claimed is over $600. Management believes the lawsuit is without merit and intends to vigorously contest it. Additionally, in the opinion of management, the outcome of this matter will not have a material adverse effect on the Company’s financial position or results of operations.

The Companies are a party to various other claims and legal proceedings in the ordinary course of business. While it is not feasible to predict or determine the final outcome of these proceedings, management believes that the resolution of pending claims and legal proceedings will not have a material adverse effect on the Companies’ financial position or results of operations.

(6)  Stockholder’s Equity

United Broadcasting Corporation has 100,000 shares of $0.01 per value common stock authorized and 1,000 shares issued and outstanding at September 30, 2002.

Morris Network of Alabama, Inc. has 1,000 shares of $10 per value common stock authorized, issued and outstanding at September 30, 2002.

(7)  Benefit Plans

The Companies participate in a profit-sharing plan sponsored by their Parent. The plan provides for contributions based on their net income as defined in the plan document, but not to exceed 15% of compensation paid to their employees. The Companies’ profit sharing contributions for the plan year ended September 30, 2002 were $74.

An officer of Morris Network, Inc. has an unfunded deferred compensation plan. Liabilities under the plan are based on a percentage of operating profits of certain subsidiaries of Morris Network, Inc., including KARK, plus interest on the accumulated liability, and are payable upon the officer’s termination of employment. KARK recorded compensation expense related to the plan of $40 in fiscal 2002 and has recorded its portion of the liability, $913, in the accompanying balance sheet as of September 30, 2002.

(8)  Related Party Transactions

The Parent provides certain management and accounting services as well as financing to the Companies, and the Companies are billed for management fees. The management fees are allocated to the Companies and other subsidiaries of Morris Multimedia, Inc. based on their relative proportion of overall revenues and estimated

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(amounts in thousands)

fair value of the entity, respectively. During the year ended September 30, 2002 the Companies recorded management fees of $3,112 charged by the Parent. In addition, at September 30, 2002, the Companies had advances payable to the Parent in the amount of $18,239.

(9) Subsequent Event

In December 2002, Morris Network, Inc. and the Companies entered into a stock purchase agreement to sell 100% of the stock of the Companies to Nexstar Broadcasting, LLC (Nexstar) and Time Brokerage Agreements (TBA) that will permit Nexstar to operate and retain the cash flow of the Companies for a period of six months. Upon commencement of the TBA, Nexstar paid Morris Network $40,000. Upon completion of the time brokerage agreement and the receipt of FCC consent to transfer the licenses of the two stations, the Companies will complete the sale of the two stations to Nexstar and Nexstar will pay additional final consideration of $50,000, or a total purchase price of $90,000, subject to certain conditions.

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2002 (unaudited)

(amounts in thousands)

(1)  Basis of presentation

The accompanying unaudited combined financial statements of United Broadcasting Corporation (an Arkansas Corporation), KARK-TV, Inc. its wholly owed subsidiary, (an Arkansas Corporation) and Morris Network of Alabama, Inc. (an Alabama Corporation) (the Companies) have been prepared in accordance with accounting principles generally accepted in the United States of America. They do not include certain information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarter ended December 31, 2002, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2003. United Broadcasting Corporation and Morris Network of Alabama, Inc. are wholly owned subsidiaries of Morris Network, Inc. a wholly owned subsidiary of Morris Multimedia, Inc.

These statements should be read in conjunction with the Companies audited combined financial statements and footnotes for the year ended September 30, 2002. The accounting policies used in preparing these combined financial statements are the same as those described in the audited combined financial statements, except for the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) Nos. 142 and 144 (see note 2 of the Notes to Combined Financial Statements).

(2)  Adoption of New Accounting Standards

On October 1, 2002, the Companies adopted SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment-only approach. Under SFAS 142, goodwill and certain other intangible assets will be tested annually and whenever events or circumstance occur indicating that the intangibles might be impaired. As a result of this adoption, the Company ceased to amortize approximately $23.5 million of goodwill and intangibles. The Companies would have recorded amortization on these amounts of approximately $238 during the quarter ended December 31, 2002.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement requires the Companies to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Companies are required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of October 1, 2002. The Companies are required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of October 1, 2002. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Companies would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The Companies have completed the initial step of this and determined there was no impairment charge related to intangibles.

The Companies also adopted SFAS No. 144 in the first quarter of fiscal 2003. Adoption of SFAS No. 144 did not materially impact the combined financial statements.

(3)     Related Party Transactions

The Parent provides certain management and accounting services as well as financing to the Companies, and the Companies are billed for management fees. The management fees and interest are allocated to the

UNITED BROADCASTING CORPORATION AND SUBSIDIARY

AND MORRIS NETWORK OF ALABAMA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 (unaudited)

(amounts in thousands)

Companies and other subsidiaries of Morris Multimedia, Inc. based on their relative proportion of overall revenues and estimated fair value, respectively. During the period ended December 31, 2002 the Companies recorded management fees of $904 charged by the Parent. In addition, at December 31, 2002, the Companies had advances payable to the Parent in the amount of $17,036.

An officer of Morris Network, Inc. has an unfunded deferred compensation plan. Liabilities under the plan are based on a percentage of operating profits of certain subsidiaries of Morris Network, Inc., including KARK, plus interest on the accumulated liability, and are payable upon the officer’s termination of employment. KARK recorded compensation expense related to the plan of $25 in the period ended December 31, 2002 and has recorded it’s portion of the liability, $938, in the accompanying balance sheet as of December 31, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned here unto duly authorized.

Nexstar Finance, L.L.C. Nexstar Finance, Inc.

/S/ G. ROBERT THOMPSON
Date: April 4, 2003	By:	G. Robert Thompson
	Its:	Chief Financial Officer